AMENDED AND RESTATED ADMINISTRATION AGREEMENT


         AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "Agreement"), dated as of June 16, 2008, between Century Capital Management Trust, a Massachusetts business trust that may issue one or more series of shares of beneficial interest (the "Trust"), on behalf of Century Shares Trust, a series of the Trust (the "Fund"), and Century Capital Management, LLC, a Delaware limited liability company (the "Administrator").

                               W I T N E S S E T H

         WHEREAS, the Trust is an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

         WHEREAS, the Trust is authorized to issue shares of beneficial interest in separate series, with each such series representing interests in a separate portfolio of securities and other assets; and

         WHEREAS, the Trust has established the Fund as a series of the Trust;
and

         WHEREAS, the Trust desires to retain the Administrator to provide non-investment advisory services to the Fund, and the Administrator is willing to render such services;

         NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

         1. Appointment. The Fund hereby appoints the Administrator to act as Administrator to the Fund for the period and on the terms set forth in this Agreement. The Administrator accepts such appointment and agrees to render the services herein described, for the compensation herein provided.

         2. Services. Subject to the approval or consent of the Board of Trustees of the Trust, the Administrator shall provide or procure, at the Administrator's expense, non-investment advisory services to include the following: (i) coordinating matters relating to the operation of the Fund, including any necessary coordination among the adviser or advisers to the Fund, the custodian(s), transfer agent(s), dividend disbursing agent(s), and recordkeeping agent(s) (including pricing and valuation of the Fund), accountants, attorneys, and other parties performing services or operational functions for the Fund; (ii) providing the Fund, at the Administrator's expense, with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary to ensure compliance with federal securities laws, as well as other applicable laws, and to provide effective administration of the Fund; (iii) supervising the maintenance by third parties, of such books and records of the Fund as may be required by applicable federal or state law other than the records and ledgers maintained under the Fund's investment advisory agreement; (iv) supervising the preparation by third parties of all federal, state, and local tax returns and reports of the Fund required by applicable law; (v) supervising the preparation, filing, and the distribution of proxy materials and periodic reports to shareholders of the Fund as required by applicable law; (vi) supervising the preparation and the filing of such registration statements and other documents with the Securities


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and Exchange Commission and other federal and state regulatory authorities as may be required to register the shares of the Fund and qualify the Fund to do business or as otherwise required by applicable law; and (vii) providing the Fund, at the Administrator's expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the Fund's operations as contemplated in this Agreement.

         3. Services Not Exclusive. The administrative services rendered by the Administrator hereunder to the Fund are not to be deemed exclusive, and the Administrator shall have the right to render similar services to others, including, without limitation, other investment companies.

         4. Expenses. During the term of this Agreement, the Administrator shall pay all expenses incurred by it in connection with its activities under this Agreement, including the salaries and expenses of any of the officers or employees of the Administrator who act as officers, Trustees or employees of the Fund, and shall provide the Fund with suitable office space. Other expenses to be incurred in the operation of the Fund (other than those borne by any third party), including without limitation, taxes, interest, brokerage fees and commissions, fees and expenses of Trustees who are not officers, directors, or employees of the Administrator, federal registration fees and state Blue Sky qualification fees, administration fees, bookkeeping expenses, charges of custodians, transfer and dividend disbursing agents' fees, certain insurance premiums, industry association fees, outside auditing and legal expenses, costs of maintaining the Fund's existence, costs of independent pricing services, costs attributable to investor services (including, without limitation, telephone and personnel expenses), costs of preparing, printing and distributing prospectuses to existing shareholders, costs of stockholders' reports and meetings of shareholders or Trustees of the Fund, and any extraordinary expenses will be borne by the Fund.

         5. Compensation. For the services provided pursuant to this Agreement, the Fund shall pay to the Administrator as full compensation therefor a monthly fee as set forth in Schedule A to this Agreement.

         6. Limitation of Liability. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

         7. Delivery of Documents. The Fund has heretofore delivered to the Administrator true and complete copies of each of the following documents and shall promptly deliver to it all future amendments and supplements thereto, if any:

               (a) Agreement and Declaration of Trust of the Trust as presently in effect and as amended from time to time;

               (b) Registration Statement under the Securities Act of 1933 and under the 1940 Act of the Trust on Form N-1A, and all
                    amendments  or  supplements   thereto,  as  filed  with  the
                    Securities and Exchange Commission (the "Registration Statement"), relating to the Fund and the shares of the Fund;


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               (c)  Notification of Registration of the Trust under the 1940 Act on Form N-8A;

               (d) Prospectuses of the Fund (such prospectuses as presently in effect and/or as amended or supplemented from time to time, the "Prospectus"); and

               (e) Statement of Additional Information of the Fund (such statement presently in effect and/or as amended or supplemented from time to time, the "Statement of Additional Information").

         8. Duration and Termination. This Agreement shall become effective as of the date first above-written for an initial period of two years and shall continue thereafter so long as such continuance is specifically approved at least annually by the vote of the Board of Trustees including a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or "interested persons" of any such party, cast in person at a meeting called for that purpose. Notwithstanding the foregoing, this Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by either the Fund (by vote of the Trust's Board of Trustees or by vote of a majority of the outstanding voting securities of the Fund) or the Administrator, on sixty (60) days' prior written notice to the other. As used in this Agreement, the terms "majority of the outstanding voting securities" and "interested persons" shall have the meanings assigned to such terms in the 1940 Act.

         9. Amendments. No provision of this Agreement may be amended, modified, waived or supplemented, except by a written instrument signed by the party against which enforcement is sought.

         10. Notices. Any notice or other communication required to be given pursuant to this Agreement shall be deemed duly given if delivered or mailed by registered mail, postage prepaid, if to the Fund, to: c/o Century Capital Management Trust, 100 Federal Street, 29th Floor, Boston, Massachusetts 02110; or if to the Administrator, to: 100 Federal Street, 29th Floor, Boston, Massachusetts 02110; or to either party at such other address as such party shall designate to the other by a notice given in accordance with the provisions of this section.

         11. Miscellaneous.

               (a) Except as otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, the Administrator for all purposes herein shall be deemed to be an independent contractor and shall have no authority to act for or represent the Fund or the Trust in any way or otherwise be deemed an agent of the Fund or the Trust.

               (b) The Trust shall furnish or otherwise make available to the Administrator such information relating to the business affairs of the Fund as the Administrator at any time or from time to time reasonably requests in order to discharge its obligations hereunder.

               (c) This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts and shall inure to the benefit of the parties hereto and their respective successors.


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               (d)  If any provision of this Agreement shall be held or made invalid or by any court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

         12. Declaration of Trust and Limitation of Liability. A copy of the Agreement and Declaration of Trust of the Trust is on file with the Secretary of State of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed by an officer of the Trust on behalf of the Trustees of the Trust, as trustees and not individually, on further behalf of the Fund, and that the obligations of this Agreement shall be binding upon the assets and properties of the Fund, individually, and shall not be binding upon the assets and property of any other series of the Trust or upon any of the Trustees, officers, employees, agents, or shareholders of the Trust individually.


         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first above-written.


                                CENTURY CAPITAL MANAGEMENT
                                TRUST, on behalf of its series,
                                CENTURY SHARES TRUST


                                By: /s/ Maureen E. Kane
                                    --------------------------------------------
                                Name:   Maureen E. Kane
                                Title:  Secretary


                                CENTURY CAPITAL MANAGEMENT, LLC


                                By: /s/ Alexander L. Thorndike
                                    -----------------------------------
                                Name:   Alexander L. Thorndike
                                Title:  Managing Partner


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                                                                      SCHEDULE A


         Pursuant to Section 5 of this Agreement, the Fund shall pay the Administrator a fee computed on the average daily net assets at the annual rate of 0.10%, payable monthly in arrears.